EXHIBIT 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Electronic Data Systems Corporation:

We have audited the accompanying consolidated balance sheets of Electronic Data Systems Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007. In connection with our audits of the consolidated financial statements, we have also audited the related financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Electronic Data Systems Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, during 2007, the Company adopted Financial Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, during 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans – an Amendment of FASB Statements No. 87, 88, 106, and 132R, and, during 2005, the Company adopted SFAS No. 123R, Share- Based Payment.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Electronic Data Systems Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2008, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

KPMG LLP

Dallas, Texas

February 27, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Electronic Data Systems Corporation:

We have audited Electronic Data Systems Corporation and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Electronic Data Systems Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and our report dated February 27, 2008, expressed an unqualified opinion on those consolidated financial statements and schedule.

KPMG LLP

Dallas, Texas

February 27, 2008

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share amounts)

	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$3,139	$2,972
Marketable securities	55	45
Accounts receivable, net	3,603	3,647
Prepaids and other	958	866
Deferred income taxes	690	727
Total current assets	8,445	8,257

Property and equipment, net	2,489	2,179
Deferred contract costs, net	984	807
Investments and other assets	1,099	636
Goodwill	5,092	4,365
Other intangible assets, net	929	749
Deferred income taxes	186	961
Total assets	$19,224	$17,954

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$605	$677
Accrued liabilities	2,616	2,689
Deferred revenue	1,473	1,669
Income taxes	54	72
Current portion of long-term debt	168	127
Total current liabilities	4,916	5,234

Pension benefit liability	989	1,404
Long-term debt, less current portion	3,209	2,965
Minority interests and other long-term liabilities	419	455
Commitments and contingencies
Shareholders’ equity
Preferred stock, $.01 par value; authorized 200,000,000 shares; none issued	—	—
Common stock, $.01 par value; authorized 2,000,000,000 shares; 531,975,655 shares issued at December 31, 2007 and 2006	5	5
Additional paid-in capital	3,097	2,973
Retained earnings	6,158	5,630
Accumulated other comprehensive income (loss)	1,070	(182)
Treasury stock, at cost, 22,113,129 and 17,658,428 shares at December 31, 2007 and 2006, respectively	(639)	(530)
Total shareholders’ equity	9,691	7,896
Total liabilities and shareholders’ equity	$19,224	$17,954

See accompanying notes to consolidated financial statements.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

	Years Ended December 31,
	2007	2006	2005
Revenues	$22,134	$21,268	$19,757

Costs and expenses
Cost of revenues	18,936	18,579	17,422
Selling, general and administrative	1,910	1,858	1,819
Other operating (income) expense	156	15	(26)
Total costs and expenses	21,002	20,452	19,215

Operating income	1,132	816	542

Interest expense	(225)	(239)	(241)
Interest income and other, net	182	179	138
Other income (expense)	(43)	(60)	(103)

Income from continuing operations before income taxes	1,089	756	439

Provision for income taxes	360	257	153
Income from continuing operations	729	499	286
Loss from discontinued operations, net of income taxes	(13)	(29)	(136)
Net income	$716	$470	$150

Basic earnings per share of common stock
Income from continuing operations	$1.42	$0.96	$0.55
Loss from discontinued operations	(0.02)	(0.05)	(0.26)
Net income	$1.40	$0.91	$0.29

Diluted earnings per share of common stock
Income from continuing operations	$1.37	$0.94	$0.54
Loss from discontinued operations	(0.02)	(0.05)	(0.26)
Net income	$1.35	$0.89	$0.28

See accompanying notes to consolidated financial statements.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

(in millions)

	Common Stock		Additional		Accumulated Other Comprehensive	Treasury Stock
	Shares Issued	Amount	Paid-In Capital	Retained Earnings	Income (Loss)	Shares Held	Amount	Shareholders’ Equity
Balance at December 31, 2004	523	$5	$2,433	$5,492	$(59)	7	$(431)	$7,440
Comprehensive loss:
Net income	—	—	—	150	—	—	—	150
Currency translation adjustment, net of tax effect of $(75)	—	—	—	—	(293)	—	—	(293)
Unrealized losses on securities, net of tax effect of $(3), and reclassification adjustment	—	—	—	—	(1)	—	—	(1)
Change in minimum pension liability, net of tax effect of $(7)	—	—	—	—	(14)	—	—	(14)
Total comprehensive loss								(158)
Dividends	—	—	—	(105)	—	—	—	(105)
Stock award transactions	3	—	249	(166)	—	(4)	252	335
Balance at December 31, 2005	526	$5	$2,682	$5,371	$(367)	3	$(179)	$7,512
Comprehensive income:
Net income	—	—	—	470	—	—	—	470
Currency translation adjustment, net of tax effect of $70	—	—	—	—	313	—	—	313
Unrealized losses on securities, net of tax effect of $4, and reclassification adjustment	—	—	—	—	4	—	—	4
Change in minimum pension liability, net of tax effect of $229	—	—	—	—	434	—	—	434
Total comprehensive income								1,221
Adjustment to initially apply FASB Statement No. 158, net of tax effect of $(255)	—	—	—	—	(566)	—	—	(566)
Dividends	—	—	—	(104)	—	—	—	(104)
Purchase of treasury shares	—	—	—	—	—	26	(683)	(683)
Stock award transactions	6	—	291	(107)	—	(11)	332	516
Balance at December 31, 2006	532	$5	$2,973	$5,630	$(182)	18	$(530)	$7,896
Comprehensive income:
Net income	—	—	—	716	—	—	—	716
Currency translation adjustment, net of tax effect of $135	—	—	—	—	410	—	—	410
Change in funded status of pension plans, net of tax effect of $394	—	—	—	—	842	—	—	842
Total comprehensive income								1,968
Adjustment to initially apply FASB Interpretation No. 48	—	—	—	(17)	—	—	—	(17)
Dividends	—	—	—	(102)	—	—	—	(102)
Purchase of treasury shares	—	—	—	—	—	14	(374)	(374)
Stock award transactions	—	—	124	(69)	—	(10)	265	320
Balance at December 31, 2007	532	$5	$3,097	$6,158	$1,070	22	$(639)	$9,691

See accompanying notes to consolidated financial statements.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Years Ended December 31,
	2007	2006	2005
Cash Flows from Operating Activities
Net income	$716	$470	$150
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization and deferred cost charges	1,441	1,337	1,384
Deferred compensation	154	209	224
Other long-lived asset write-downs	14	19	164
Other	69	15	80
Changes in operating assets and liabilities, net of effects of acquired companies:
Accounts receivable	327	51	(310)
Prepaids and other	(191)	(155)	20
Deferred contract costs	(331)	(285)	(161)
Accounts payable and accrued liabilities	(95)	312	(207)
Deferred revenue	(269)	194	299
Income taxes	206	(234)	(347)
Total adjustments	1,325	1,463	1,146
Net cash provided by operating activities	2,041	1,933	1,296

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	—	2,793	1,434
Proceeds from investments and other assets	67	264	310
Net proceeds (payments) from divested assets and non-marketable equity securities	53	(49)	160
Net proceeds from real estate sales	28	49	178
Payments for purchases of property and equipment	(725)	(729)	(718)
Payments for investments and other assets	—	(94)	(27)
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(461)	(361)	(552)
Payments for purchases of software and other intangibles	(378)	(427)	(300)
Payments for purchases of marketable securities	(4)	(1,514)	(1,311)
Other	34	35	29
Net cash used in investing activities	(1,386)	(33)	(797)

Cash Flows from Financing Activities
Proceeds from long-term debt	13	—	5
Payments on long-term debt	(17)	(213)	(560)
Capital lease payments	(175)	(144)	(149)
Purchase of treasury stock	(391)	(667)	—
Employee stock transactions	155	285	107
Dividends paid	(102)	(104)	(105)
Other	13	9	21
Net cash used in financing activities	(504)	(834)	(681)
Effect of exchange rate changes on cash and cash equivalents	16	7	(21)
Net increase (decrease) in cash and cash equivalents	167	1,073	(203)
Cash and cash equivalents at beginning of year	2,972	1,899	2,102
Cash and cash equivalents at end of year	$3,139	$2,972	$1,899

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Electronic Data Systems Corporation is a professional services firm that offers its clients a portfolio of related services worldwide within the broad categories of IT infrastructure, applications and business process outsourcing services. The Company also provided management consulting services through its A.T. Kearney subsidiary which was sold in January 2006 (see Note 17). Services include the design, construction or management of computer networks, information systems, information processing facilities and business processes. As used herein, the terms “EDS” and the “Company” refer to Electronic Data Systems Corporation and its consolidated subsidiaries.

Principles of Consolidation

The consolidated financial statements include the accounts of EDS and its controlled subsidiaries. The Company defines control as a non-shared, non-temporary ability to make decisions that enable it to guide the ongoing activities of a subsidiary and the ability to use that power to increase the benefits or limit the losses from the activities of that subsidiary. Subsidiaries in which other shareholders effectively participate in significant operating decisions through voting or contractual rights are not considered controlled subsidiaries. The Company’s investments in entities it does not control, but in which it has the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. Under such method, the Company recognizes its share of the subsidiaries’ income (loss) in other income (expense). If the Company is the primary beneficiary of variable interest entities, the consolidated financial statements include the accounts of such entities. No variable interest entities were consolidated during the periods presented.

Earnings Per Share

Basic earnings per share of common stock is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share of common stock reflects the incremental increase in common shares outstanding assuming the exercise of all employee stock options and stock purchase contracts and the issuance of shares in respect of restricted stock units that would have had a dilutive effect on earnings per share. Contingently convertible debt is excluded from the computation of diluted earnings per share when the result is antidilutive. If the result is dilutive, net income and weighted-average shares outstanding are adjusted as if conversion took place on the first day of the reporting period. The effect of the Company’s contingently convertible debt was dilutive for the year ended December 31, 2007. Accordingly, $19 million of tax-effected interest was added to income from continuing operations and net income and 20 million shares were added to weighted-average shares outstanding in the computation of diluted earnings per share for the year ended December 31, 2007.

Following is a reconciliation of the number of shares used in the calculation of basic and diluted earnings per share for the years ended December 31, 2007, 2006 and 2005 (in millions):

	2007	2006	2005
Basic earnings per share of common stock:
Weighted-average common shares outstanding	512	519	519
Effect of dilutive securities (Note 11):
Restricted stock units	6	2	2
Stock options	4	8	5
Convertible debt	20	—	—
Diluted earnings per share of common stock:
Weighted-average common and common equivalent shares outstanding	542	529	526

Securities that were outstanding but were not included in the computation of diluted earnings per share because their effect was antidilutive are as follows for the years ended December 31, 2007, 2006 and 2005 (in millions):

	2007	2006	2005
Common stock options and warrants	13	15	42
Convertible debt	—	20	20

Accounting Changes

The Company adopted Financial Accounting Standards Board Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective January 1, 2007. See Note 10 for additional information related to this new accounting standard.

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106, and 132R, effective December 31, 2006. This Statement requires recognition of the funded status of a defined benefit plan in the statement of financial position as an asset or liability if the plan is overfunded or underfunded, respectively. Changes in the funded status of a plan are required to be recognized in the year in which the changes occur, and reported in comprehensive income as a separate component of stockholders’ equity. Further, certain gains and losses that were not previously recognized in the financial statements are required to be reported in comprehensive income, and certain disclosure requirements were changed. These changes were effective for fiscal years ending after December 15, 2006, with no retroactive restatement of prior periods. Adoption of this standard did not impact the Company’s compliance with financial debt covenants.

Following is the incremental impact of applying SFAS No. 158 on individual line items in the consolidated balance sheet at December 31, 2006 (in millions):

	Before Application of SFAS 158	Adjustments	After Application of SFAS 158
Investments and other assets	$872	$(236)	$636
Deferred income taxes	706	255	961
Total assets	17,935	19	17,954
Accrued liabilities	2,653	36	2,689
Total current liabilities	5,198	36	5,234
Pension benefit liability	855	549	1,404
Accumulated other comprehensive income (loss)	384	(566)	(182)
Total shareholders’ equity	8,462	(566)	7,896
Total liabilities and shareholders’ equity	17,935	19	17,954

SFAS No. 158 also requires companies to measure a plan’s assets and obligations that determine its funded status as of the end of the employer’s fiscal year instead of the October 31 early measurement date the Company currently uses. The Company will adopt the measurement date change in the fourth quarter of 2008. Upon adoption, the Company will recognize a reduction of retained earnings of approximately $22 million, representing net periodic benefit cost for the period from October 31, 2008, to December 31, 2008. If any curtailments, settlements or other special termination benefit charges are incurred during that period, the impact will be recognized in earnings.

Accounts Receivable

Reserves for uncollectible trade receivables are established when collection of amounts due from clients is deemed improbable. Indicators of improbable collection include client bankruptcy, client litigation, industry downturns, client cash flow difficulties, or ongoing service or billing disputes. Receivables more than 180 days past due are automatically reserved unless persuasive evidence of probable collection exists. Accounts receivable are shown net of allowances of $51 million and $71 million at December 31, 2007 and 2006, respectively.

Marketable Securities

Marketable securities consist of government and agency obligations, corporate debt and corporate equity securities. The Company classifies all of its debt and marketable equity securities as trading or available-for-sale. All such investments are recorded at fair value. Changes in net unrealized holding gains (losses) on trading securities are recognized in income, whereas changes in net unrealized holding gains (losses) on available-for-sale securities are reported as a component of accumulated other comprehensive loss, net of tax, in shareholders’ equity until realized.

Investments in marketable securities are monitored for impairment and written down to fair value with a charge to earnings if a decline in fair value is judged to be other than temporary. The Company considers several factors to determine whether a decline in the fair value of an equity security is other than temporary, including the length of time and the extent to which the fair value has been less than carrying value, the financial condition of the investee, and the intent and ability of the Company to retain the investment for a period of time sufficient to allow a recovery in value.

Property and Equipment

Property and equipment are carried at cost. Depreciation of property and equipment is calculated using the straight-line method over the shorter of the asset’s estimated useful life or the term of the lease in the case of leasehold improvements. The ranges of estimated useful lives are as follows:

Years
Buildings	40-50
Facilities	5-20
Computer equipment	3-5
Other equipment and furniture	5-20

The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate the carrying values of such assets may not be recoverable. For property and equipment to be held and used, impairment is determined by a comparison of the carrying value of the asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Property and equipment to be disposed of by sale is carried at the lower of then current carrying value or fair value less cost to sell.

Investments and Other Assets

Investments in non-marketable equity securities are monitored for impairment and written down to fair value with a charge to earnings if a decline in fair value is judged to be other than temporary. The fair values of non-marketable equity securities are determined based on quoted market prices. If quoted market prices are not available, fair values are estimated based on an evaluation of numerous indicators including, but not limited to, offering prices of recent issuances of the same or similar equity instruments, quoted market prices for similar companies and comparisons of recent financial information, operating plans, budgets, market studies and client information to the information used to support the initial valuation of the investment. The Company considers several factors to determine whether a decline in the fair value of a non-marketable equity security is other than temporary, including the length of time and the extent to which the fair value has been less than carrying value, the financial condition of the investee, and the intent and ability of the Company to retain the investment for a period of time sufficient to allow a recovery in value.

Goodwill and Other Intangibles

The cost of acquired companies is allocated to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. Costs allocated to identifiable intangible assets with finite lives, other than purchased software, are generally amortized on a straight-line basis over the remaining estimated useful lives of the assets, as determined by underlying contract terms or appraisals. Such lives range from one to 14 years. Identifiable intangible assets with indefinite useful lives are not amortized but instead tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with indefinite useful lives are impaired when the carrying value of the asset exceeds their fair value.

The excess of the cost of acquired companies over the net amounts assigned to assets acquired and liabilities assumed is recorded as goodwill. Goodwill is not amortized but instead tested for impairment at least annually. The first step of the impairment test is a comparison of the fair value of a reporting unit to its carrying value. Reporting units are the geographic components of its reportable segments that share similar economic characteristics. The fair value of a reporting unit is estimated using the Company’s projections of discounted future operating cash flows of the unit. Goodwill allocated to a reporting unit whose fair value is equal to or greater than its carrying value is not impaired and no further testing is required. A reporting unit whose fair value is less than its carrying value requires a second step to determine whether the goodwill allocated to the unit is impaired. The second step of the goodwill impairment test is a comparison of the implied fair value of a reporting unit’s goodwill to its carrying value. The implied fair value of a reporting unit’s goodwill is determined by allocating the fair value of the entire reporting unit to the assets and liabilities of that unit, including any unrecognized intangible assets, based on fair value. The excess of the fair value of the entire reporting unit over the amounts allocated to the identifiable assets and liabilities of the unit is the implied fair value of the reporting unit’s goodwill. Goodwill of a reporting unit is impaired when its carrying value exceeds its implied fair value. Impaired goodwill is written down to its implied fair value with a charge to expense in the period the impairment is identified. As this impairment test is based on the Company’s assessment of the fair value of its reporting units, future changes to these estimates could also cause an impairment of a portion of the Company’s goodwill balance.

The Company conducts an annual impairment test for goodwill as of December 1st. The Company determines the timing and frequency of additional goodwill impairment tests based on an ongoing assessment of events and circumstances that would more than likely reduce the fair value of a reporting unit below its carrying value. Events or circumstances that might require the need for more frequent tests include, but are not limited to: the loss of a number of significant clients, the identification of other impaired assets within a reporting unit, the disposition of a significant portion of a reporting unit, or a significant adverse change in business climate or regulations. The Company also considers the amount by which the fair value of a particular reporting unit exceeded its carrying value in the most recent goodwill impairment test to determine whether more frequent tests are necessary.

Purchased or licensed software not subject to a subscription agreement is capitalized and amortized on a straight-line basis, generally over two to five years. Costs of developing and maintaining software systems incurred primarily in connection with client contracts are considered contract costs. Purchased software and certain development costs for computer software sold, leased or otherwise marketed as a separate product or as part of a product or process are capitalized and amortized on a product-by-product basis over their remaining estimated useful lives at the greater of straight-line or the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product. The estimated useful lives of software products to be sold, leased or otherwise marketed are generally three years or less. Software development costs incurred to meet the Company’s internal needs are capitalized and amortized on a straight-line basis over three to five years. Software under subscription arrangements, whereby the software provider makes available current software products as well as products developed or acquired during the term of the arrangement, are executory contracts and expensed ratably over the subscription term.

Sales of Financial Assets

The Company accounts for the sale of financial assets when control over the financial asset is relinquished. In most cases, the Company sold lease receivables to a legally isolated securitization trust. If a trust is not used, the receivables are sold to an independent substantive financial institution. None of these transactions resulted in any significant gain or loss, or servicing asset or servicing liability.

Revenue Recognition and Deferred Contract Costs

The Company provides IT and business process outsourcing services under time-and-material, unit-price and fixed-price contracts, which may extend up to 10 or more years. Services provided over the term of these arrangements may include one or more of the following: IT infrastructure support and management; IT system and software maintenance; application hosting; the design, development, and/or construction of software and systems (“Construct Service”); transaction processing; business process management and consulting services.

If a contract involves the provision of a single element, revenue is generally recognized when the product or service is provided and the amount earned is not contingent upon any future event. If the service is provided evenly during the contract term but service billings are irregular, revenue is recognized on a straight-line basis over the contract term. However, if the single service is a Construct Service, revenue is recognized under the percentage-of-completion method usually using a zero-profit methodology. Under this method, costs are deferred until contractual milestones are met, at which time the milestone billing is recognized as revenue and an amount of deferred costs is recognized as expense so that cumulative profit equals zero. If the milestone billing exceeds deferred costs, then the excess is recorded as deferred revenue. When the Construct Service is completed and the final milestone met, all unrecognized costs, milestone billings, and profit are recognized in full. If the contract does not contain contractual milestones, costs are expensed as incurred and revenue is recognized in an amount equal to costs incurred until completion of the Construct Service, at which time any profit would be recognized in full. If total costs are estimated to exceed revenue for the Construct Service, then a provision for the estimated loss is made in the period in which the loss first becomes apparent.

If a contract involves the provision of multiple service elements, total estimated contract revenue is allocated to each element based on the relative fair value of each element. The amount of revenue allocated to each element is limited to the amount that is not contingent upon the delivery of another element in the future. Revenue is then recognized for each element as described above for single-element contracts, except revenue recognized on a straight-line basis for a non-Construct Service will not exceed amounts currently billable unless the excess revenue is recoverable from the client upon any contract termination event. If the amount of revenue allocated to a Construct Service is less than its relative fair value, costs to deliver such service equal to the difference between allocated revenue and the relative fair value are deferred and amortized over the contract term. If total Construct Service costs are estimated to exceed the relative fair value for the Construct Service contained in a multiple-element arrangement, then a provision for the estimated loss is made in the period in which the loss first becomes apparent. If fair value is not determinable for all elements, the contract is treated as one accounting unit and revenue is recognized using the proportional performance method.

The Company also defers and subsequently amortizes certain set-up costs related to activities that enable the provision of contracted services to the client. Such activities include the relocation of transitioned employees, the migration of client systems or processes, and the exit of client facilities acquired upon entering into the client contract. Deferred contract costs, including set-up costs, are amortized on a straight-line basis over the remaining original contract term unless billing patterns indicate a more accelerated method is appropriate. The recoverability of deferred contract costs associated with a particular contract is analyzed on a periodic basis using the undiscounted estimated cash flows of the whole contract over its remaining contract term. If such undiscounted cash flows are insufficient to recover the long-lived assets and deferred contract costs, including contract concessions paid to the client, the deferred contract costs and contract concessions are written down by the amount of the cash flow deficiency. If a cash flow deficiency remains after reducing the balance of the deferred contract costs and contract concessions to zero, any remaining long-lived assets are evaluated for impairment. Any such impairment recognized would equal the amount by which the carrying value of the long-lived assets exceeds the fair value of those assets.

The Company’s software licensing arrangements typically include multiple elements, such as software products, post-contract customer support, consulting and training. The aggregate arrangement fee is allocated to each of the undelivered elements in an amount equal to its fair value, with the residual of the arrangement fee allocated to the delivered elements. Fair values are based upon vendor-specific objective evidence. Fees allocated to each software element of the arrangement are recognized as revenue when the following criteria have been met: a) a written contract for the license of software has been executed, b) the Company has delivered the product to the customer, c) the license fee is fixed or determinable, and d) collectibility of the resulting receivable is deemed probable. If evidence of fair value of the undelivered elements of the arrangement does not exist, all revenue from the arrangement is deferred until such time evidence of fair value does exist, or until all elements of the arrangement are delivered. Fees allocated to post-contract customer support are recognized as revenue ratably over the support period. Fees allocated to other services are recognized as revenue as the service is performed.

Deferred revenue of $1,473 million and $1,669 million at December 31, 2007 and 2006, respectively, represented billings in excess of amounts earned on certain contracts.

Stock-Based Compensation

The Company estimates the fair value of stock options using a Black-Scholes-Merton pricing model. The outstanding term of an option is estimated using a simplified method, which is the average of the vesting term and contractual term of the option. Expected volatility during the estimated outstanding term of the option is based on historical volatility during a period equivalent to the estimated outstanding term of the option and implied volatility as determined based on observed market prices of the Company’s publicly traded options. Expected dividends during the estimated outstanding term of the option are based on recent dividend activity. Risk-free interest rates are based on the U.S. Treasury yield in effect at the time of the grant. The Company estimates the fair value of restricted stock units based on the market value of its stock on the date of grant, adjusted for any restrictive provisions affecting fair value, such as required holding periods after the date of vesting. Compensation expense for share-based payment is charged to operations over the vesting period of the award, and includes an estimate for the number of awards expected to vest. The initial estimate is based on historical results, and compensation expense is adjusted for actual results. If vesting of the award is conditioned upon the achievement of performance goals, compensation expense during the performance period is estimated using the most probable outcome of the performance goals, and adjusted as the expected outcome changes.

Currency Translation

Assets and liabilities of non-U.S. subsidiaries whose functional currency is not the U.S. dollar are translated at current exchange rates. Revenue and expense accounts are translated using an average rate for the period. Translation gains and losses are reflected in the accumulated other comprehensive loss component of shareholders’ equity net of income taxes. Cumulative currency translation adjustment gains included in shareholders’ equity were $912 million, $502 million and $189 million at December 31, 2007, 2006 and 2005, respectively. Net currency transaction gains (losses) are reflected in other income (expense) in the consolidated statements of income and were $(18) million, $(18) million and $6 million, respectively, for the years ended December 31, 2007, 2006 and 2005.

Financial Instruments and Risk Management

Following is a summary of the carrying amounts and fair values of the Company’s significant financial instruments at December 31, 2007 and 2006 (in millions):

	2007		2006
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Available-for-sale marketable securities (Note 2)	$55	$55	$45	$45
Investments in securities, joint ventures and partnerships, excluding equity method investments (Note 5)	11	11	10	10
Long-term debt (Note 8)	(3,377)	(3,370)	(3,092)	(3,196)
Foreign currency forward contracts, net asset	26	26	29	29
Interest rate swap agreements, net liability	(22)	(22)	(97)	(97)

Current marketable securities are carried at their estimated fair value based on current market quotes. The fair values of certain long-term investments are estimated based on quoted market prices for these or similar investments. For other investments, various methods are used to estimate fair value, including external valuations and discounted cash flows. The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or based on the current rates offered to the Company for instruments with similar terms, degree of risk and remaining maturities. The fair value of foreign currency forward and interest rate swap contracts represents the estimated amount required to settle the contracts using current market exchange or interest rates. The carrying values of other financial instruments, such as cash equivalents, accounts and notes receivable, and accounts payable, approximate their fair value.

The Company makes investments, receives revenues and incurs expenses in many countries and has exposure to market risks arising from changes in interest rates, foreign exchange rates and equity prices. The Company’s ability to sell these investments may be constrained by market or other factors. Derivative financial instruments are used to hedge against these risks by creating offsetting market positions. The Company does not hold or issue derivative financial instruments for trading purposes.

The notional amounts of derivative contracts, summarized below as part of the description of the instruments utilized, do not necessarily represent the amounts exchanged by the parties and thus are not necessarily a measure of the exposure of the Company resulting from its use of derivatives. The amounts exchanged by the parties are normally calculated on the basis of the notional amounts and the other terms of the derivatives.

Foreign Currency Risk

The Company has significant international sales and purchase transactions in foreign currencies. The Company enters into foreign currency forward contracts and may enter into currency options with durations of generally less than 30 days to hedge such transactions. These derivative instruments are employed to eliminate or minimize certain foreign currency exposures that can be confidently identified and quantified. Generally, these instruments are not designated as hedges for accounting purposes, and changes in the fair value of these instruments are recognized immediately in other income (expense). The Company’s currency hedging activities are focused on exchange rate movements, primarily in Canada, Mexico, the United Kingdom, Western European countries that use the euro as a common currency, Australia, India, Israel and Switzerland. At December 31, 2007 and 2006, the Company had forward exchange contracts to purchase various foreign currencies in the amount of $2.6 billion and $1.9 billion, respectively, and to sell various foreign currencies in the amount of $0.9 billion and $1.0 billion, respectively.

Interest Rate Risk

The Company enters into interest rate swap agreements that convert fixed-rate instruments to variable-rate instruments to manage interest rate risk. The derivative financial instruments are designated and documented as fair value hedges at the inception of the contract. Changes in fair value of derivative financial instruments are recognized in earnings as an offset to changes in fair value of the underlying exposure which are also recognized in other income (expense). The impact on earnings from recognizing the fair value of these instruments depends on their intended use, their hedge designation, and their effectiveness in offsetting the underlying exposure they are designed to hedge.

The Company had interest rate swap fair value hedges outstanding in the notional amount of $1.8 billion in connection with its long-term notes payable at December 31, 2007 and 2006 (see Note 8). Under the swaps, the Company receives fixed rates ranging from 6.0% to 7.125% and pays floating rates tied to the London Interbank Offering Rate (“LIBOR”). The weighted-average floating rates were 7.25% and 7.64% at December 31, 2007 and 2006, respectively. At December 31, 2007 and 2006, respectively, the Company had $700 million of swaps and related debt which contained the same critical terms. Accordingly, no gain or loss relating to the change in fair value of the swap and related hedged item was recognized in earnings. At December 31, 2007 and 2006, $1.1 billion of the interest rate swaps contained different terms than the related underlying debt. Accordingly, the Company recognized in earnings the change in fair value of the interest rate swap and underlying debt which amounted to gains (losses) of $(9.4) million and $2.8 million during 2007 and 2006, respectively. Such gains (losses) are included in other income (expense) in the accompanying consolidated statements of income.

Comprehensive Income (Loss) and Shareholders’ Equity

Comprehensive income (loss) includes all changes in equity during a period, except those resulting from investments by and distributions to owners. For the years ended December 31, 2006 and 2005, reclassifications from accumulated other comprehensive loss to net income of net gains (losses) recognized on marketable security transactions were $(7) million and $(3) million, net of the related tax expense (benefit) of $(4) million and $(1) million, respectively. There were no such reclassifications for the year ended December 31, 2007.

Following is a summary of changes within each classification of accumulated other comprehensive loss for the years ended December 31, 2007 and 2006 (in millions):

	Cumulative Translation Adjustments	Unrealized Gains (Losses) on Securities	Defined Benefit Pension Plans	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2005	$189	$(4)	$(552)	$(367)
Change	313	4	(132)	185
Balance at December 31, 2006	502	—	(684)	(182)
Change	410	—	842	1,252
Balance at December 31, 2007	$912	$—	$158	$1,070

In connection with its employee stock incentive plans, the Company issued 9.7 million, 11.4 million and 4.5 million shares of treasury stock at a cost of $265 million, $332 million and $252 million during 2007, 2006 and 2005, respectively. The difference between the cost and fair value at the date of issuance of such shares has been recognized as a charge to retained earnings of $69 million, $107 million and $166 million in the consolidated statements of shareholders’ equity and comprehensive income (loss) during 2007, 2006 and 2005, respectively.

On December 4, 2007, the Company announced that its Board of Directors had authorized the Company to repurchase up to $1 billion of its outstanding common stock over the next 18 months in open market purchases or privately negotiated transactions. The Company repurchased 2.7 million shares in the open market at a cost of $57 million, before commissions, during the year ended December 31, 2007 in connection with this share repurchase authorization.

On February 21, 2006, the Company announced that its Board of Directors had authorized the Company to repurchase up to $1 billion of its outstanding common stock over the next 18 months in open market purchases or privately negotiated transactions. In connection with the share repurchase authorization, on February 23, 2006, the Company entered into a $400 million accelerated share repurchase agreement with a financial institution pursuant to which the Company repurchased 15.3 million shares of common stock in the open market during the repurchase period which ended on May 31, 2006. The final amount paid under the arrangement was $26.16 per share, excluding fees and commissions. The Company also repurchased 10.9 million shares in the open market at a cost of $283 million, before commissions, during the year ended December 31, 2006. In April 2007, the Company completed the $1 billion share repurchase program announced in February 2006. The Company purchased an aggregate of 37.6 million shares of common stock at a cost of $1 billion (excluding transaction costs) under this program.

During 2006, cumulative translation adjustments of approximately $40 million were transferred from accumulated other comprehensive loss to net income due to the divestitures of certain non-U.S. investments (see Notes 17 and 19).

Income Taxes

The Company provides for deferred taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed. The deferral method is used to account for investment tax credits. Valuation allowances are recorded to reduce deferred tax assets to an amount whose realization is more likely than not. In determining the recognition of uncertain tax positions, the Company applies a more-likely-than-not recognition threshold and determines the measurement of uncertain tax positions considering the amounts and probabilities of the outcomes that could be realized upon ultimate settlement with taxing authorities. Income taxes payable are classified in the accompanying consolidated balance sheets based on their estimated payment date.

Statements of Cash Flows

The Company considers the following asset classes with original maturities of three months or less to be cash equivalents: certificates of deposit, commercial paper, repurchase agreements and money market funds.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. Areas in which significant judgments and estimates are used include, but are not limited to, cost estimation for Construct Service elements, projected cash flows associated with recoverability of deferred contract costs, contract concessions and long-lived assets, liabilities associated with pensions and performance guarantees, receivables collectibility, and loss accruals for litigation, exclusive of legal fees which are expensed as services are received. It is reasonably possible that events and circumstances could occur in the near term that would cause such estimates to change in a manner that would be material to the consolidated financial statements.

Concentration of Credit Risk

Accounts receivable, net, from General Motors (“GM”) and its affiliates totaled $511 million and $342 million as of December 31, 2007 and 2006, respectively. In addition, the Company has several large contracts with major U.S. and foreign corporations, each of which may result in the Company carrying a receivable balance between $50 million and $300 million at any point in time. Other than operating receivables from GM and aforementioned contracts, concentrations of credit risk with respect to accounts receivable are generally limited due to the large number of clients forming the Company’s client base and their dispersion across different industries and geographic areas.

The Company is exposed to credit risk in the event of nonperformance by counterparties to derivative contracts. Because the Company deals only with major commercial banks with high-quality credit ratings, the Company believes the risk of nonperformance by any of these counterparties is remote.

NOTE 2:  MARKETABLE SECURITIES

Following is a summary of current available-for-sale marketable securities at December 31, 2007 and 2006 (in millions):

	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Equity securities	$54	$2	$(1)	$55
Total current available-for-sale securities	$54	$2	$(1)	$55

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Equity securities	$45	$1	$(1)	$45
Total current available-for-sale securities	$45	$1	$(1)	$45

Following is a summary of sales of available-for-sale securities for the years ended December 31, 2007, 2006 and 2005 (in millions). Specific identification was used to determine cost in computing realized gain or loss.

	2007	2006	2005
Proceeds from sales	$—	$2,793	$1,434
Gross realized gains	—	10	1
Gross realized losses	—	(12)	(8)

NOTE 3:  PROPERTY AND EQUIPMENT

Following is a summary of property and equipment, net, at December 31, 2007 and 2006 (in millions):

	2007	2006
Land	$60	$89
Buildings and facilities	1,759	1,460
Computer equipment	4,930	4,586
Other equipment and furniture	449	429
Subtotal	7,198	6,564
Less accumulated depreciation	(4,709)	(4,385)
Total	$2,489	$2,179

During 2005, the Company sold sixteen domestic and international real estate properties in connection with its efforts to improve its cost competitiveness and enhance workplace capacity usage. Net proceeds from the sale were $178 million. Fourteen properties involved in the sale have been leased back by the Company for various extended periods. A deferred net gain of $14 million has been allocated to the various leased properties and will be recognized by the Company over the respective term of each lease. The Company recognized a net gain of $3 million on the sale of the remaining properties which is included in other income in the 2005 consolidated statement of income.

NOTE 4:  DEFERRED CONTRACT COSTS

The Company defers certain costs relating to construction and set-up activities on client contracts. Following is a summary of deferred costs for the years ended December 31, 2007 and 2006 (in millions):

	2007
	Gross Carrying Amount	Accumulated Amortization	Total
Deferred construct costs	$1,479	$(906)	$573
Deferred set-up costs	752	(341)	411
Total	$2,231	$(1,247)	$984

	2006
	Gross Carrying Amount	Accumulated Amortization	Total
Deferred construct costs	$1,321	$(827)	$494
Deferred set-up costs	590	(277)	313
Total	$1,911	$(1,104)	$807

Some of the Company’s client contracts require significant investment in the early stages which is expected to be recovered through billings over the life of the respective contracts. These contracts often involve the construction of new computer systems and communications networks and the development and deployment of new technologies. Substantial performance risk exists in each contract with these characteristics, and some or all elements of service delivery under these contracts are dependent upon successful completion of the development, construction and deployment phases. At December 31, 2007, approximately $554 million of the Company’s net deferred construct and set-up costs related to contracts with active construct activities. The Company normally has between 20 to 25 active construct contracts with net deferred costs in excess of $1 million. Some of these contracts have experienced delays in their development and construction phases, and certain milestones have been missed. It is reasonably possible that deferred costs associated with one or more of these contracts could become impaired due to changes in estimates of future contract cash flows.

During 2005, the Company identified deterioration in the projected performance of one of its commercial contracts based on, among other things, a change in management’s judgment regarding the amount and likelihood of achieving anticipated benefits from contract-specific productivity initiatives, primarily related to the length of time necessary to achieve cost savings from planned infrastructure optimization initiatives. The Company determined that the estimated undiscounted cash flows of the contract over its remaining term were insufficient to recover the contract’s deferred contract costs. As a result, the Company recognized a non-cash impairment charge of $37 million in the second quarter of 2005 to write-off the contract’s deferred contract costs. The impairment charge is reported as a component of cost of revenues in the 2005 consolidated statement of income and is included in the results of the Americas segment.

NOTE 5:  INVESTMENTS AND OTHER ASSETS

Following is a summary of investments and other assets at December 31, 2007 and 2006 (in millions):

	2007	2006
Leveraged lease investments	$73	$75
Investments in equipment for lease	151	142
Investments in joint ventures and partnerships	51	44
Deferred pension costs (Note 13)	565	92
Other	259	283
Total	$1,099	$636

The Company holds interests in various equipment leases financed with non-recourse borrowings at lease inception accounted for as leveraged leases. The Company’s investment in leveraged leases is comprised of a fiber optic equipment leveraged lease with a subsidiary of Verizon signed in 1988. For U.S. federal income tax purposes, the Company receives the investment tax credit (if available) at lease inception and has the benefit of tax deductions for depreciation on the leased asset and for interest on the non-recourse debt. All non-recourse borrowings have been satisfied in relation to these leases.

The Company holds an equity interest in a partnership which holds leveraged aircraft lease investments. The Company accounts for its interest in the partnership under the equity method. The carrying amount of the Company’s remaining equity interest in the partnership was $28 million at December 31, 2007 and 2006. Such balances are included in the leveraged lease investments line item of the table above. During 2005, the Company recorded write-downs of its investment in the partnership due to uncertainties regarding the recoverability of the partnership’s investments in aircraft leased to Delta Air Lines which filed for bankruptcy on September 14, 2005, and the proposed sale of certain lease investments in the partnership. These write-downs were partially offset by the accelerated recognition of previously deferred investment tax credits associated with the investment. These write-downs totaled $35 million and are reflected in other income (expense) in the Company’s 2005 consolidated statement of income. The partnership’s remaining leveraged lease investments include leases with American Airlines and one non-U.S. airline. The Company’s ability to recover its remaining investment in the partnership is dependent upon the continued payment of rentals by the lessees and the realization of expected future aircraft values. In the event such lessees are relieved from their obligation to pay such rentals as a result of bankruptcy, the investment in the partnership would be partially or wholly impaired.

Investments in securities, joint ventures and partnerships includes investments accounted for under the equity method of $40 million and $34 million at December 31, 2007 and 2006, respectively. The Company recognized impairment losses totaling $1 million in 2005 due to other than temporary declines in the fair values of certain non-marketable equity securities. No impairment losses were recognized in 2007 or 2006. These losses are reflected in other income (expense) in the Company’s consolidated statements of income.

Investments in equipment for lease is comprised of equipment to be leased to clients under long-term IT contracts and net investment in leased equipment associated with such contracts. On March 24, 2006, the Company and the Department of the Navy reached an agreement on the modification of the NMCI contract which, among other things, extended the contract term from 2007 to 2010 and defined the economic lives of certain desktop and infrastructure assets. As a result of the contract modification which changed lease payment terms, the Company recognized sales-type capital lease revenue of $116 million associated with certain assets previously accounted for as operating leases, and certain assets previously accounted for as capital leases with an aggregate net investment balance of $113 million are now being accounted for as operating leases. The net investment in leased equipment associated with the NMCI contract was $288 million and $295 million at December 31, 2007 and 2006, respectively. Future minimum lease payments to be received under the NMCI contract were $301 million and $314 million at December 31, 2007 and 2006, respectively. The unguaranteed residual values accruing to the Company were $13 million and $6 million, and unearned interest income related to these leases was $26 million and $25 million at December 31, 2007 and 2006, respectively. The net lease receivable balance is classified as components of prepaids and other and investments and other assets in the consolidated balance sheets. Future minimum lease payments to be received were as follows: 2008 – $166 million; 2009 – $96 million; 2010 – $39 million.

During 2006, the Company sold land held for development to a real estate joint venture for cash and a minority equity interest in the joint venture. Net proceeds from the sale were $49 million. The Company recognized a net gain of $8 million on the sale which is included in other income (expense) in the consolidated statement of income for the year ended December 31, 2006.

NOTE 6:  GOODWILL AND OTHER INTANGIBLE ASSETS

Following is a summary of changes in the carrying amount of goodwill by segment for the years ended December 31, 2007 and 2006 (in millions):

	Americas	EMEA	Asia Pacific	Total
Balance at December 31, 2005	$2,365	$1,399	$68	$3,832
Additions	18	—	352	370
Deletions	(1)	—	—	(1)
Other	1	153	10	164
Balance at December 31, 2006	2,383	1,552	430	4,365
Additions	366	2	41	409
Deletions	(37)	—	(5)	(42)
Other	157	152	51	360
Balance at December 31, 2007	$2,869	$1,706	$517	$5,092

Goodwill additions resulted from acquisitions completed in 2007 and 2006 and include adjustments to the preliminary purchase price allocations (see Note 16). Other changes to the carrying amount of goodwill were primarily due to foreign currency translation adjustments. The Company conducted its annual goodwill impairment tests as of December 1, 2007 and 2006. No impairment losses were identified as a result of these tests.

Intangible assets with definite useful lives are amortized over their respective estimated useful lives to their estimated residual values. Intangible assets with indefinite useful lives are not amortized but instead tested for impairment at least annually. All of the Company’s intangible assets at December 31, 2007 and 2006 had definite useful lives. Following is a summary of intangible assets at December 31, 2007 and 2006 (in millions):

	2007
	Gross Carrying Amount	Accumulated Amortization	Total
Definite Useful Lives
Software	$2,701	$(2,078)	$623
Acquisition-related intangibles	453	(223)	230
Other	198	(122)	76
Total	$3,352	$(2,423)	$929

	2006
	Gross Carrying Amount	Accumulated Amortization	Total
Definite Useful Lives
Software	$2,322	$(1,771)	$551
Acquisition-related intangibles	333	(181)	152
Other	200	(154)	46
Total	$2,855	$(2,106)	$749

Amortization expense related to intangible assets, including amounts pertaining to discontinued operations, was $450 million and $394 million for the years ended December 31, 2007 and 2006, respectively. Estimated amortization expense related to intangible assets subject to amortization at December 31, 2007 for each of the years in the five-year period ending December 31, 2012 and thereafter is (in millions): 2008 – $446; 2009 – $256; 2010 – $123; 2011 – $35; 2012 – $23; and thereafter – $46.

NOTE 7:  ACCRUED LIABILITIES

Following is a summary of accrued liabilities at December 31, 2007 and 2006 (in millions):

	2007	2006
Accrued liabilities relating to:
Contracts	$583	$674
Payroll	851	815
Property, sales and franchise taxes	256	333
Other	926	867
Total	$2,616	$2,689

NOTE 8:  LONG-TERM DEBT

Following is a summary of long-term debt at December 31, 2007 and 2006 (in millions):

	2007		2006
	Amount	Weighted- Average Rate	Amount	Weighted- Average Rate
Senior notes due 2013	$1,090	6.50%	$1,089	6.50%
Senior notes due 2009	700	7.13%	700	7.13%
Convertible notes due 2023	690	3.88%	690	3.88%
Senior notes due 2029	299	7.45%	299	7.45%
Other, including capital lease obligations	598	—	314	—
Total	3,377		3,092
Less current portion of long-term debt	(168)		(127)
Long-term debt	$3,209		$2,965

The Company had $1.1 billion aggregate principal amount of 6.0% unsecured Senior Notes due 2013 outstanding at December 31, 2007. Interest on the notes is payable semiannually. In the event the credit ratings assigned to the notes are below the Baa3 rating of Moody’s or the rating BBB– of S&P, the interest rate payable on the notes will be 6.5%. On July 15, 2004, Moody’s lowered the Company’s long-term credit rating to Ba1 from Baa3. As a result of Moody’s rating action, the interest rate payable on $1.1 billion of the Company’s senior unsecured debt was increased from 6.0% to 6.5%. Further downgrades in the Company’s credit rating will not affect this rate. However, in the event the Company’s credit rating is subsequently increased to Baa3 or above by Moody’s and its S&P credit rating remains at or above BBB–, this rate will return to 6.0%. The Company may redeem some or all of the notes at any time prior to maturity. In conjunction with the issuance of the Senior Notes, the Company entered into interest rate swaps with a notional amount of $1.1 billion under which the Company receives fixed rates of 6.0% and pays floating rates equal to the six-month LIBOR (4.596% at December 31, 2007) plus 2.275% to 2.494%. These interest rate swaps are accounted for as fair value hedges (see Note 1).

The Company had $690 million aggregate principal amount of 3.875% unsecured Convertible Senior Notes due 2023 outstanding at December 31, 2007. Interest on the notes is payable semiannually. Contingent interest is payable during any six-month period beginning July 2010 in which the average trading price of a note for the applicable five trading day reference period equals or exceeds 120% of the principal amount of the note as of the day immediately preceding the first day of the applicable six-month period. The five trading day reference period means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period. The notes are convertible by holders into shares of the Company’s common stock at an initial conversion rate of 29.2912 shares of common stock per $1,000 principal amount, representing an initial conversion price of $34.14 per share of common stock, under the following circumstances: a) during any calendar quarter, if the last reported sale price of EDS common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% or, following July 15, 2010, 110% of the conversion price per share of EDS common stock on such last trading day; b) if the notes have been called for redemption; c) during any period in which the credit ratings assigned to the notes by either Moody’s or S&P is lower than Ba2 or BB, respectively, or the notes are no longer rated by at least one of these rating services or their successors; or d) upon the occurrence of specified corporate transactions. The Company may redeem for cash some or all of the notes at any time on or after July 15, 2010. Holders have the right to require the Company to purchase the notes at a price equal to 100% of the principal amount of the notes plus accrued interest, including contingent interest and additional amounts, if any, on July 15, 2010, July 15, 2013 and July 15, 2018, or upon a fundamental change in the Company’s ownership, control or the marketability of the Company’s common stock prior to July 15, 2010.

During 1999, the Company completed the public offering of senior notes in the principal amount of $1.5 billion. These notes included $500 million of 6.85% notes that matured on October 15, 2004, $700 million of 7.125% notes that mature in 2009, and $300 million of 7.45% notes that mature in 2029. The balance of the 7.45% notes was $299 million at December 31, 2007.

On June 30, 2006, the Company entered into a $1 billion Five Year Credit Agreement (the “Credit Agreement”) with a bank group including Citibank, N.A., as Administrative Agent for the lenders, and Bank of America, N.A., as Syndication Agent. The Credit Agreement may be used for general corporate borrowing purposes and issuance of letters of credit, with a $500 million sub-limit for letters of credit. The Credit Agreement contains certain financial and other restrictive covenants with which non-compliance would allow any amounts outstanding to be accelerated and would prohibit further borrowings. The Company pays an annual facility fee based on a percentage of the $1 billion commitment (0.125% at December 31, 2007). No amounts were outstanding under the Credit Agreement at December 31, 2007 or 2006. The Company anticipates utilizing the Credit Agreement principally for the issuance of letters of credit which aggregated approximately $184 million at December 31, 2007. The issuance of letters of credit under the Credit Agreement utilizes availability under the Credit Agreement.

The Company’s Credit Agreement and the indentures governing its long-term notes contain certain financial and other restrictive covenants that would allow any amounts outstanding under the facilities to be accelerated, or restrict the Company’s ability to borrow thereunder, in the event of noncompliance. The Company was in compliance with all covenants at December 31, 2007.

In addition to compliance with these financial covenants, it is a condition to the Company’s ability to borrow under its Credit Agreement that certain of its representations and warranties under that agreement be true and correct as of the date of the borrowing. The Company’s Credit Agreement, the indentures governing its long-term notes and certain other debt instruments also contain cross-default provisions with respect to a default in any payment under, or events resulting in or permitting the acceleration of, indebtedness greater than $50 million.

Expected maturities of long-term debt for years subsequent to December 31, 2007 are as follows (in millions):

2008	$168
2009	839
2010	771
2011	51
2012	30
Thereafter	1,518
Total	$3,377

NOTE 9:  MINORITY INTERESTS AND OTHER LONG-TERM LIABILITIES

Other long-term liabilities were $245 million and $305 million at December 31, 2007 and 2006, respectively. Other long-term liabilities include liabilities related to the Company’s purchased or licensed software, tax liabilities and interest rate swap agreements. Minority interests were $174 million and $150 million at December 31, 2007 and 2006, respectively. The increase in minority interests in 2007 was primarily due to the Company’s ownership interest in MphasiS (see Note 16).

NOTE 10:  INCOME TAXES

Following is a summary of income tax expense for the years ended December 31, 2007, 2006 and 2005 (in millions):

	2007	2006	2005
Income from continuing operations	$360	$257	$153
Loss from discontinued operations	(9)	(26)	(38)
Shareholders’ equity	518	34	(101)
Total	$869	$265	$14

Following is a summary of the provision for income taxes on income from continuing operations for the years ended December 31, 2007, 2006 and 2005 (in millions):

	United States
	Federal	State	Non-U.S.	Total
2007
Current	$123	$22	$114	$259
Deferred	55	(18)	64	101
Total	$178	$4	$178	$360

2006
Current	$91	$22	$226	$339
Deferred	(116)	(9)	43	(82)
Total	$(25)	$13	$269	$257

2005
Current	$127	$13	$87	$227
Deferred	(233)	(29)	188	(74)
Total	$(106)	$(16)	$275	$153

Following is a summary of the components of income from continuing operations before income taxes for the years ended December 31, 2007, 2006 and 2005 (in millions):

	2007	2006	2005
U.S. income	$261	$75	$(170)
Non-U.S. income	828	681	609
Total	$1,089	$756	$439

Following is a reconciliation of income tax expense using the statutory U.S. federal income tax rate of 35.0% to actual income tax expense for the years ended December 31, 2007, 2006 and 2005 (in millions):

	2007	2006	2005
Statutory federal income tax	$381	$265	$154
State income tax, net	3	8	(10)
Foreign losses	19	50	75
Research tax credits	(45)	(29)	(54)
Tax reserves	(15)	(48)	(7)
Foreign tax rate change	29	—	—
Other	(12)	11	(5)
Total	$360	$257	$153
Effective income tax rate	33.1%	34.0%	34.9%

Following is a summary of the tax effects of significant types of temporary differences and carryforwards which result in deferred tax assets and liabilities as of December 31, 2007 and 2006 (in millions):

	2007		2006
	Assets	Liabilities	Assets	Liabilities
Leasing basis differences	$—	$100	$—	$111
Other accrual accounting differences	385	15	429	10
Employee benefit plans	212	200	352	31
Depreciation/amortization differences	447	618	387	404
U.S. tax on foreign income	—	196	—	248
Net operating loss and tax credit carryforwards	1,283	—	1,432	—
Employee-related compensation	315	7	312	3
Currency translation adjustment	—	205	—	70
Other	194	191	174	145
Subtotal	2,836	1,532	3,086	1,022
Less valuation allowances	(428)	—	(376)	—
Total deferred taxes	$2,408	$1,532	$2,710	$1,022

The net changes in the valuation allowances for the years ended December 31, 2007 and 2006 were increases of $52 million and $95 million, respectively. Of the net change in 2007 and 2006, $17 million and $40 million, respectively, was due to an increase in valuation allowances for losses incurred in certain foreign tax jurisdictions, which increased current year income tax expense from continuing operations. The remaining change in the valuation allowance in 2007 was primarily due to foreign currency translation adjustments. The remaining change in the valuation allowance in 2006 was primarily due to the sale of A.T. Kearney in January 2006 (see Note 17) and foreign currency translation adjustments. Approximately two-thirds of the Company’s net operating loss and tax carryforwards expire over various periods from 2008 through 2027, and the remainder are unlimited.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized and adjusts the valuation allowance accordingly. Factors considered in making this determination include the period of expiration of the tax asset, planned use of the tax asset, tax planning strategies and historical and projected taxable income as well as tax liabilities for the tax jurisdiction in which the tax asset is located. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Based on tax planning strategies, the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Company believes it is more likely than not it will realize the benefits of the deductible differences, net of existing valuation allowances at December 31, 2007. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

U.S. income taxes have not been provided for on $885 million of undistributed earnings of certain foreign subsidiaries, as such earnings have been permanently reinvested in the business. As of December 31, 2007, the unrecognized deferred tax liability associated with these earnings amounted to approximately $125 million.

The Company adopted Financial Accounting Standards Board Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. As a result of the implementation of FIN 48, the Company recognized an increase of $2 million in net unrecognized tax benefits, which was accounted for as a decrease of $17 million to the January 1, 2007 balance of retained earnings and a decrease of $15 million to the balance of goodwill. In addition, reclassifications in balance sheet accounts as required by FIN 48 resulted in a decrease in deferred tax assets of $57 million and a decrease in other long-term liabilities of $57 million. As of the date of adoption, the Company’s gross unrecognized tax benefits totaled $127 million. Of this amount, $82 million represents the net unrecognized tax benefits that, if recognized, would favorably impact the effective income tax rate.

At December 31, 2007, the Company had gross unrecognized tax benefits of $165 million. If recognized, $73 million of this amount represents the net unrecognized tax benefits that would favorably impact the effective income tax rate. A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in millions):

Balance at January 1, 2007	$127
Additions:
For current year’s tax positions	10
For prior year’s tax positions	57
Reductions:
For positions taken during a prior period	(5)
Statute of limitation expiration	(17)
Settlements with taxing authorities	(7)
Balance at December 31, 2007	$165

The Company recognizes potential interest and penalties related to unrecognized tax benefits in income tax expense. The amount recognized for the year ended December 31, 2007 was immaterial. As of December 31, 2007, $7 million is accrued for the payment of interest and penalties related to income tax liabilities.

The Company files numerous income tax returns in various jurisdictions including U.S. Federal, state and foreign jurisdictions. The Company is subject to U.S. Federal income tax examinations for years after 2002 and is subject to income tax examinations by U.K. tax authorities for years after 2005.

The Company anticipates settling approximately $12 million of liabilities over the next 12 months, primarily related to various settlements with various U.S. state tax jurisdictions, at amounts that are not significantly different from the amounts currently accrued. In addition, due to the ongoing nature of current examinations in various jurisdictions, other changes could occur in the amount of gross unrecognized tax benefits during the next 12 months which cannot be estimated at this time.

NOTE 11:  STOCK PURCHASE AND INCENTIVE PLANS

Stock Purchase Plan

Under the Stock Purchase Plan, eligible employees may purchase EDS common stock at the end of each fiscal quarter at a purchase price equal to 85% of the lower of the market price on the first or last trading day of the quarter, through payroll deductions of up to 10% of their compensation, not to exceed $25,000 per year in market value. Shares of EDS common stock purchased under the plan may not be sold or transferred within one year of the date of purchase. The number of shares originally authorized for issuance under this plan is 57.5 million. Total compensation expense recognized under this plan was $6 million during each of the years ended December 31, 2007, 2006 and 2005.

PerformanceShare and EDS Global Share Plans

PerformanceShare and Global Share are “broad-based” plans that permit the grant of stock options to any eligible employee of EDS or its participating subsidiaries other than executive officers. As of December 31, 2007, options for 16.0 million shares had been granted under PerformanceShare (principally in a broad-based grant in May 1997) and options for 25.9 million shares had been granted under Global Share (principally in two broad-based grants in July 2000 and February 2002). The number of shares originally authorized for issuance under PerformanceShare and Global Share is 20 million and 27 million, respectively. As of December 31, 2007, no shares were available for future issuance under these plans.

Incentive Plan

The Incentive Plan is authorized to issue up to 136.5 million shares of common stock. The Incentive Plan permits the granting of stock-based awards in the form of stock grants, restricted shares, restricted stock units, stock options or stock appreciation rights to eligible employees and non-employee directors. A restricted stock unit is the right to receive shares. The exercise price for stock options granted under this plan must be equal to or greater than the fair market value on the date of the grant.

Transition Inducement Plan

The Transition Inducement Plan permits awards in the form of nonqualified stock options, stock appreciation rights, restricted stock units, restricted stock awards or stock grants to eligible employees. This plan was adopted in October 2002 in anticipation of then proposed New York Stock Exchange rules which provide that awards issued to induce new employment or in exchange for awards under an “acquired” plan are not subject to shareholder approval. All options granted under this plan must have an exercise price not less than the fair market value per share of common stock on the grant date. The maximum number of shares that can be issued under this plan is 7.0 million, of which not more than 2.0 million are available for awards other than in the form of stock options.

Stock Options

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes-Merton valuation model that uses the assumptions noted below. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company under SFAS No. 123R. The vesting period for most new option awards is three years and the contractual term is seven years. The outstanding term of an option is estimated using a simplified method, which is the average of the vesting term and contractual term of the option. Expected volatility during the estimated outstanding term of the option is based on historical volatility during a period equivalent to the estimated outstanding term of the option and implied volatility as determined based on observed market prices of the Company’s publicly traded options. Expected dividends during the estimated outstanding term of the option are based on recent dividend activity. Risk-free interest rates are based on the U.S. Treasury yield in effect at the time of the grant. The weighted-average fair values of options granted were $7.86, $8.87 and $10.46 for the years ended December 31, 2007, 2006 and 2005, respectively. The fair value of each option was estimated at the date of grant, with the following weighted-average assumptions for the years ended December 31, 2007, 2006 and 2005, respectively: dividend yields of 0.8%, 0.7% and 1.0%; expected volatility of 31.4%, 35.0% and 60.3%; risk-free interest rate of 4.3%, 4.7% and 4.1%; and expected lives of 4.8 years, 5.0 years and 5.0 years. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005 were $61 million, $115 million and $23 million, respectively, resulting in tax deductions of $21 million, $40 million and $8 million, respectively. During 2005, the Company issued new shares and utilized treasury shares to satisfy share option exercises and the vesting of restricted share awards. The Company plans to utilize treasury shares acquired under the repurchase programs authorized in February 2006 and December 2007 to satisfy future share option exercises and the vesting of restricted share awards (see Note 1).

Following is a summary of options activity under the Company’s various stock-based incentive compensation plans during the years ended December 31, 2007, 2006 and 2005:

	Shares (millions)	Weighted- Average Exercise Price
Fixed options:
Outstanding at December 31, 2004	70.9	$31
Granted	1.5	20
Exercised	(4.7)	17
Forfeited and expired	(15.8)	51
Outstanding at December 31, 2005	51.9	26
Granted	1.8	27
Exercised	(14.5)	18
Forfeited and expired	(4.2)	37
Outstanding at December 31, 2006	35.0	28
Granted	2.6	27
Exercised	(6.9)	19
Forfeited and expired	(2.8)	42
Outstanding at December 31, 2007	27.9	28
Exercisable	21.6	29

At December 31, 2007, the weighted-average remaining contractual terms of outstanding and exercisable options were 4.1 years and 3.7 years, respectively, and the aggregate intrinsic values of these options were $27 million and $26 million, respectively. Total compensation expense recognized for stock options was $27 million ($21 million net of tax), $117 million ($79 million net of tax) and $154 million ($106 million net of tax) during the years ended December 31, 2007, 2006 and 2005, respectively. As of December 31, 2007, there was approximately $20 million of unrecognized compensation cost related to nonvested options, which is expected to be recognized over a weighted-average period of 1.8 years.

The Company receives a tax deduction equal to the intrinsic value of a stock option on the date of exercise. Cash retained as a result of this tax deductibility is reported as other cash flows from financing activities in the consolidated statements of cash flows.

Certain stock option grants contain market conditions that accelerate vesting if the Company’s stock reaches target prices. All such options have vested as of December 31, 2007. During 2007, approximately 3.3 million outstanding stock options became exercisable when the Company’s stock reached certain target prices, accelerating the recognition of compensation expense of approximately $8 million. During 2006, approximately 7.6 million outstanding stock options became exercisable when the Company’s stock reached certain target prices, accelerating the recognition of compensation expense of approximately $25 million.

Restricted Stock Units

The Company began using restricted stock units as its primary stock-based incentive compensation in March 2005. Prior to such time, stock options were primarily used for stock-based incentive compensation. Restricted stock units granted are generally scheduled to vest over periods of three to four years. The March 2007, 2006 and 2005 grants consisted primarily of performance-vesting restricted stock units. The number of awards that vest is dependent upon the Company’s performance over a three-year period with vesting thereafter.

The fair value of each restricted stock unit is generally the market price of the Company’s stock on the date of grant. However, if the shares have a mandatory holding period after the date of vesting, a discount is provided based on the length of the holding period. A discount was applied in determining the fair value of all restricted stock unit awards to adjust for the present value of foregone dividends during the period the award is outstanding and unvested. An additional discount of 10%, 10% and 15% was applied during 2007, 2006 and 2005, respectively, in determining the fair value of all units subject to transfer restrictions for a one-year period following vesting. This transferability discount was derived based on the value of a one-year average-strike lookback put option.

Following is a summary of the status of the Company’s nonvested restricted stock units as of December 31, 2007, and changes during the years ended December 31, 2007, 2006 and 2005:

	Shares (millions)	Weighted- Average Grant Date Fair Value
Nonvested restricted stock units:
Nonvested at December 31, 2004	3.5	$33
Granted	7.3	19
Vested	(1.5)	34
Forfeited	(0.4)	18
Nonvested at December 31, 2005	8.9	22
Granted	7.1	25
Vested	(1.2)	30
Forfeited	(1.4)	22
Nonvested at December 31, 2006	13.4	23
Granted	8.9	25
Vested	(1.0)	26
Forfeited	(2.3)	23
Nonvested at December 31, 2007	19.0	24

As of December 31, 2007, there was approximately $212 million of total unrecognized compensation cost related to nonvested restricted stock units. Such cost is expected to be recognized over a weighted-average period of 1.9 years. Total compensation expense for restricted stock units was $117 million ($77 million net of tax), $86 million ($59 million net of tax) and $64 million ($42 million net of tax), respectively, for the years ended December 31, 2007, 2006 and 2005. The aggregate fair value of shares vested during the years ended December 31, 2007, 2006 and 2005 were $26 million, $33 million and $33 million, respectively, at the date of vesting, resulting in tax deductions to realize benefits of $9 million, $10 million and $12 million, respectively, as compared to aggregate fair values of $27 million, $38 million and $52 million, respectively, on the dates of their grants.

Executive Deferral Plan

The Executive Deferral Plan is a nonqualified deferred compensation plan established for a select group of management and highly compensated employees which allows participants to contribute a percentage of their cash compensation and restricted stock units into the plan and defer income taxes until the time of distribution. The plan is a nonqualified plan for U.S. federal income tax purposes and as such, its assets are part of the Company’s general assets. The Company makes matching contributions on a portion of amounts deferred by plan participants that are invested in EDS stock units. Matching contributions vest upon contribution. The fair market price of common stock on the date of matching contributions is charged to operations in the period made. The Company also makes discretionary contributions that vest over periods up to five years as determined by the Board of Directors. The fair market price of common stock on the date of discretionary contributions is charged to operations over the vesting period. During the years ended December 31, 2007, 2006 and 2005, employer contributions to the plan were 7 thousand, 4 thousand and 31 thousand shares, respectively, with a weighted-average fair value of $27.50, $24.06 and $23.13, respectively.

During September 2006, the Company granted 150 thousand time-vesting deferred stock units and 150 thousand performance-based deferred stock units to an employee each with a grant date fair value of $22.97 per unit. The grant date fair value of deferred stock units is determined using the same method as restricted stock units. The time-vesting units and performance-based units are scheduled to vest in September 2009. The number of performance-based deferred stock units that will vest will be from 0-200% of the number of units granted, and is dependent upon the Company’s achievement of certain financial performance metrics over a three-year performance period and the employee’s continued employment. The Company estimates the number of units that will vest based on the Company’s financial performance since inception of the performance period and current expectations of the Company’s future financial performance over the remainder of the performance period. Compensation expense for units is recorded on a straight-line basis over the vesting period. Cumulative compensation expense for each grant is adjusted in the period in which there is a change in the estimated number of units that will vest. As of December 31, 2007, there was approximately $4 million of total unrecognized compensation cost related to the 300 thousand nonvested deferred stock units. Such cost is expected to be recognized over a period of 1.7 years. Total compensation expense for deferred stock units was $2.3 million ($1.5 million net of tax) and $0.8 million ($0.5 million net of tax) for the years ended December 31, 2007 and 2006, respectively.

On February 13, 2008, the Company issued 3.9 million time-vesting restricted stock units, 3.8 million performance-based restricted stock units and 3.5 million stock options in the 2008 annual long-term incentive grant. Eligible employees, other than senior executives, received one-half of the annual award in time-vesting restricted stock units and one-half in performance-basedrestricted stock units. The time-vesting restricted stock units will vest over three years. The performance-based restricted stock units will vest after three years, and the number of awards will vary based on performance over the three-year period ended

December 31, 2010.  Senior executives received stock options as well as time-vesting restricted stock units and performance-based restricted stock units, with the stock options intended to represent approximately one-half in value of their total long-term incentive awards and the time-vesting restricted stock units and performance-based restricted stock units each intended to represent approximately 25% of the total value of the awards.  The options will vest after three years and have an exercise price of $18.295, and the restricted stock units have vesting terms similar to those described above.

NOTE 12:  SEGMENT INFORMATION

The Company uses operating income (loss) to measure segment profit or loss. Segment information for non-U.S. operations is measured using fixed currency exchange rates in all periods presented. The Company adjusts its fixed currency exchange rates if and when the statutory rate differs significantly from the fixed rate to better align the two rates. Prior period segment information presented below has been restated to reflect a change in the fixed exchange rates of certain non-U.S. currencies and other segment attribute changes in 2007. The “all other” category is primarily comprised of corporate expenses, including stock-based compensation, and also includes differences between fixed and actual exchange rates.

Following is a summary of certain financial information by reportable segment as of and for the years ended December 31, 2007, 2006 and 2005 (in millions):

	2007
	Revenues	Operating Income (Loss)	Total Assets
Americas	$10,403	$1,584	$4,720
EMEA	6,433	1,002	3,364
Asia Pacific	1,800	188	1,026
U.S. Government	2,576	528	1,749
Other	5	(1,027)	1,628
Total Outsourcing	21,217	2,275	12,487
All other	917	(1,143)	6,737
Total	$22,134	$1,132	$19,224

	2006
	Revenues	Operating Income (Loss)	Total Assets
Americas	$10,584	$1,673	$4,776
EMEA	6,470	930	3,355
Asia Pacific	1,490	163	1,019
U.S. Government	2,520	409	1,125
Other	3	(1,053)	1,516
Total Outsourcing	21,067	2,122	11,791
All other	201	(1,306)	6,163
Total	$21,268	$816	$17,954

	2005
	Revenues	Operating Income (Loss)	Total Assets
Americas	$10,156	$1,579	$4,730
EMEA	5,956	800	3,570
Asia Pacific	1,384	90	535
U.S. Government	2,093	98	1,178
Other	1	(946)	1,419
Total Outsourcing	19,590	1,621	11,432
All other	167	(1,079)	5,655
Total	$19,757	$542	$17,087

Following is a summary of depreciation and amortization and deferred cost charges included in the calculation of operating income (loss) above for the years ended December 31, 2007, 2006 and 2005 (in millions):

	2007	2006	2005
Americas	$442	$437	$439
EMEA	363	388	339
Asia Pacific	126	104	101
U.S. Government	118	151	111
Other	216	152	174
Total Outsourcing	1,265	1,232	1,164
All other	176	105	208
Total	$1,441	$1,337	$1,372

Following is a summary of revenues and property and equipment by country as of and for the years ended December 31, 2007, 2006 and 2005 (in millions):

	2007		2006		2005
	Revenues	Property and Equipment	Revenues	Property and Equipment	Revenues	Property and Equipment
United States	$11,044	$1,432	$11,148	$1,223	$10,349	$1,153
United Kingdom	4,057	277	4,213	322	3,696	325
All other	7,033	780	5,907	634	5,712	489
Total	$22,134	$2,489	$21,268	$2,179	$19,757	$1,967

Revenues and property and equipment of non-U.S. operations are measured using fixed currency exchange rates in all periods presented. Differences between fixed and actual exchange rates are included in the “all other” category.

Following is a summary of the Company’s revenues by service line for the years ended December 31, 2007, 2006 and 2005 (in millions):

	2007	2006	2005
Infrastructure services	$11,496	$12,060	$11,133
Applications services	6,439	5,972	5,638
Business process outsourcing services	3,147	3,017	2,855
All other	1,052	219	131
Total	$22,134	$21,268	$19,757

Revenues of non-U.S. operations are measured using fixed currency exchange rates in all periods presented. Differences between fixed and actual exchange rates are included in the “all other” category.

NOTE 13:  RETIREMENT PLANS

The Company has several qualified and nonqualified pension plans (the “Plans”) covering substantially all its employees. The majority of the Plans are noncontributory. In general, employees become fully vested upon attaining two to five years of service, and benefits are based on years of service and earnings. The actuarial cost method currently used is the projected unit credit cost method. The Company’s U.S. funding policy is to contribute amounts that fall within the range of deductible contributions for U.S. federal income tax purposes.

Following is a reconciliation of the changes in the Plans’ benefit obligations and fair value of assets (using October 31, 2007 and 2006 measurement dates), and a statement of the funded status as of December 31, 2007 and 2006 (in millions):

	2007	2006
Reconciliation of Benefit Obligation:
Benefit obligation at beginning of year	$9,360	$8,310
Service cost	382	354
Interest cost	527	471
Employee contributions	13	25
Actuarial (gain) loss	(422)	81
Curtailments and settlements	26	(69)
Plan amendments	—	(57)
Business acquisitions and divestitures	22	(46)
Foreign currency exchange rate changes	237	500
Benefit payments	(280)	(237)
Special termination benefit	157	—
Other	42	28
Benefit obligation at end of year	10,064	9,360

Reconciliation of Fair Value of Plan Assets:
Fair value of plan assets at beginning of year	7,910	6,404
Actual return on plan assets	1,560	1,185
Foreign currency exchange rate changes	172	355
Employer contributions	213	248
Employee contributions	13	25
Benefit payments	(280)	(237)
Business acquisitions and divestitures	2	(66)
Settlements	(3)	(18)
Other	—	14
Fair value of plan assets at end of year	9,587	7,910
Funded status at end of year	(477)	(1,450)
Adjustments from October 31 to December 31	22	112
	$(455)	$(1,338)

Following is a summary of the amounts reflected on the Company’s consolidated balance sheets for pension benefits as of December 31, 2007 and 2006 (in millions):

	2007	2006
Prepaid benefit cost	$565	$86
Current liability	(48)	(36)
Long-term liability	(972)	(1,388)
	$(455)	$(1,338)

Following is a summary of amounts in the accumulated other comprehensive income (loss) component of shareholders’ equity as of December 31, 2007 and 2006 that have not yet been recognized in the consolidated statements of income as components of net periodic benefit cost, and changes during the year ended December 31, 2007 (in millions):

	2006	Net Periodic Benefit Cost	Items Arising During Year	Net Change in Shareholders’ Equity	2007
Net actuarial (gain) loss	$1,199	$(29)	$(1,245)	$(1,274)	$(75)
Prior service credit	(213)	37	2	39	(174)
Transition obligation	7	(2)	1	(1)	6
	993	6	(1,242)	(1,236)	(243)
Tax effect	(309)	(2)	396	394	85
Total	$684	$4	$(846)	$(842)	$(158)

The tables above include plans that transitioned to A.T. Kearney in January 2006 (see Note 17). The pension benefit liabilities related to these plans are presented in the consolidated balance sheets as “held for sale” and was $26 million at December 31, 2005. Settlement gains of $23 million were recognized in 2006 for these plans. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for these plans were $63 million, $54 million and $61 million, respectively, at December 31, 2005. Net periodic benefit cost for these plans was $8 million for the year ended December 31, 2005.

The Company has additional defined benefit retirement plans outside the U.S. not included in the tables above due to their individual insignificance. These plans collectively represent an additional pension benefit liability of approximately $16 million and plan assets of approximately $4 million.

The accumulated benefit obligation for all defined benefit pension plans was $9,420 million and $8,513 million at October 31, 2007 and 2006, respectively. The projected benefit obligation and fair value of plan assets for pension plans with projected benefit obligations in excess of plan assets were $4,613 million and $3,577 million, respectively, at December 31, 2007, and $8,713 million and $7,251 million, respectively, at December 31, 2006. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $1,168 million, $1,114 million and $295 million, respectively, at December 31, 2007, and $3,326 million, $2,795 million and $1,995 million, respectively, at December 31, 2006.

Following is a summary of the components of net periodic benefit cost recognized in the consolidated statements of income for the years ended December 31, 2007, 2006 and 2005 (in millions):

	2007	2006	2005
Service cost	$382	$354	$344
Interest cost	527	471	456
Expected return on plan assets	(686)	(555)	(522)
Amortization of transition obligation	2	2	2
Amortization of prior-service cost	(37)	(36)	(32)
Amortization of net actuarial loss	29	83	55
Net periodic benefit cost	217	319	303
Curtailment (gain) loss	(7)	(5)	1
Special termination benefit	150	—	15
Settlement (gain) loss	(2)	(57)	71
Net periodic benefit cost after curtailments and settlements	$358	$257	$390

Prior-service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains or losses in excess of 10% of the greater of the benefit obligation and the market-related value of assets are amortized over the average remaining service period of active participants.

The estimated net actuarial loss, prior service credit and transition obligation for defined benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $6 million, $36 million and $2 million, respectively.

As a result of the termination of the Company’s service contract with the U.K. Government’s Inland Revenue department, the contract’s workforce transitioned to the new IT provider in July 2004. Most of the pension liability associated with this workforce also transitioned to the new provider, resulting in the recognition of a settlement loss of $77 million in 2005. The Company recorded special termination benefits of $7 million and $15 million during 2007 and 2005, respectively, related to reductions in force in the U.K., and $143 million during 2007 related to an early retirement offer in the U.S. (see Note 19).

At December 31, 2007 and 2006, the plan assets consisted primarily of equity securities and, to a lesser extent, government obligations and other fixed income securities. The plan assets include EDS common stock with a market value of approximately $13 million at October 31, 2007. The U.S. pension plan is a cash balance plan that uses a benefit formula based on years of service, age and earnings. Employees are allocated the current value of their retirement benefit in a hypothetical account. Monthly credits based upon age, years of service, compensation and interest are added to the account. Upon retirement, the value of the account balance is converted to an annuity. The Company allows employees to elect to direct up to 33% of their monthly credits to the EDS 401(k) Plan. The Company contributed $4 million, $3 million and $4 million to the EDS 401(k) Plan related to these elections during the years ended December 31, 2007, 2006 and 2005, respectively. These amounts are not included in net periodic benefit cost shown in the table above.

Following is a summary of the weighted-average assumptions used in the determination of the Company’s benefit obligation for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Discount rate at October 31	5.9%	5.4%	5.4%
Rate increase in compensation levels at October 31	3.2%	3.2%	3.2%

Following is a summary of the weighted-average assumptions used in the determination of the Company’s net periodic benefit cost for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Discount rate at October 31	5.4%	5.4%	6.0%
Rate increase in compensation levels at October 31	3.2%	3.2%	3.4%
Long-term rate of return on assets at January 1	8.5%	8.4%	8.6%

Following is a summary of the weighted-average asset allocation of all plan assets at December 31, 2007 and 2006, by asset category:

	2007	2006
Equity securities	77%	78%
Debt securities	13%	14%
Cash and cash equivalents	1%	1%
Real estate	1%	1%
Other	8%	6%
Total	100%	100%

In determining net periodic benefit cost recognized in its consolidated statements of income, the Company utilizes an expected long-term rate of return that, over time, should approximate the actual long-term returns earned on pension plan assets. The Company derives the assumed long-term rate of return on assets based upon the historical return of actual plan assets and the historical long-term return on similar asset classes as well as anticipated future returns based upon the types of invested assets. The type and mix of invested assets are determined by the pension investment strategy, which considers the average age of the Company’s workforce and associated average periods until retirement. Since the average age of the Company’s workforce is relatively low and average periods until retirement exceed 15 years, plan assets are weighted heavily towards equity investments. Equity investments, while susceptible to significant short-term fluctuations, have historically outperformed most other investment alternatives on a long-term basis. The Company utilizes an active management strategy through third-party investment managers to maximize asset returns. As of December 31, 2007, the weighted-average target asset allocation for all plans was 76% equity; 15% fixed income; 1% cash and cash equivalents; 1% real estate; and 7% other. The Company expects to contribute approximately $130 million to its pension plans during fiscal year 2008, including discretionary and statutory contributions.

Estimated benefit payments, which include amounts to be earned by active plan employees through expected future service for all pension plans over the next 10 years are: 2008 – $318 million; 2009 – $259 million; 2010 – $280 million; 2011 – $309 million; 2012 – $337 million; and 2013 through 2017 – $2,045 million.

In addition to the plans described above, the EDS 401(k) Plan provides a long-term savings program for participants. The EDS 401(k) Plan allows eligible employees to contribute a percentage of their compensation to a savings program and to defer income taxes until the time of distribution. Participants may invest their contributions in various publicly traded investment funds or EDS common stock. The EDS 401(k) Plan also provides for employer-matching contributions. Until December 31, 2006, employer contributions were made in the form of EDS common stock, which participants could elect to transfer to another investment option within the EDS 401(k) Plan after two years from the date of contribution. Participants were 40% vested in the employer-matching contributions after two years of service, vested another 20% per year of service thereafter, and were fully vested after five years of service. Beginning January 1, 2007, participants’ employer-matching contributions follow the investment allocation of their salary deferrals. Participants are 40% vested after two years of service, and 100% vested after three years of service. Participants with more than three but less than five years of service at January 1, 2007 were fully vested at that date. Participants with more than two but less than three years of service at January 1, 2007 will fully vest after three years of service. Participants hired after January 1, 2007 will fully vest after three years of service. During the years ended December 31, 2007, 2006 and 2005, employer-matching contributions totaled $41 million, $40 million and $37 million, respectively.

NOTE 14:  COMMITMENTS AND RENTAL EXPENSE

Total rentals under cancelable and non-cancelable leases of tangible property and equipment included in costs and charged to expenses were $561 million, $557 million and $552 million for the years ended December 31, 2007, 2006 and 2005, respectively. Commitments for rental payments under non-cancelable operating leases of tangible property and equipment net of sublease rental income are: 2008 – $398 million; 2009 – $353 million; 2010 – $263 million; 2011 – $182 million; 2012 – $135 million; and all years thereafter – $260 million.

The Company has signed certain service agreements with terms of up to ten years with certain vendors to obtain favorable pricing and commercial terms for services that are necessary for the ongoing operation of its business. These agreements relate to software and telecommunications services. Under the terms of these agreements, the Company has committed to contractually specified minimums over the contractual periods. The contractual minimums are: 2008 – $1,099 million; 2009 – $393 million; 2010 – $166 million; 2011 – $48 million; 2012 – $1 million; and all years thereafter – $1 million. Amounts purchased under these agreements were $1,598 million, $1,452 million and $991 million during the years ended December 31, 2007, 2006 and 2005, respectively. To the extent that the Company does not purchase the contractual minimum amount of services, the Company must pay the vendors the shortfall. The Company believes that it will meet the contractual minimums through the normal course of business.

NOTE 15:  CONTINGENCIES

In connection with certain service contracts, the Company may arrange a client supported financing transaction (“CSFT”) with a client and an independent third-party financial institution or its designee. Under CSFT arrangements, the financial institution finances the purchase of certain IT-related assets and simultaneously leases those assets for use in connection with the service contract.

In a CSFT, all client contract payments are made directly to the financial institution providing the financing. After the predetermined monthly obligations to the financial institution are met, the remaining portion of the customer payment is made available to the Company. If the client does not make the required payments under the service contract, under no circumstances does the Company have any obligation to acquire the underlying assets unless nonperformance under the service contract would permit its termination, or the Company fails to comply with certain customary terms under the financing agreements, including, for example, covenants the Company has undertaken regarding the use of the assets for their intended purpose. The Company considers the likelihood of its failure to comply with any of these terms to be remote. In the event of nonperformance under applicable contracts which would permit their termination, the Company would have no additional or incremental performance risk with respect to the ownership of the assets, because it would have owned or leased the same or substantially equivalent assets in order to fulfill its obligations under its service contracts. Performance under the Company’s service contracts is generally measured by contract terms relating to project deadlines, IT system deliverables or level-of-effort measurements.

As of December 31, 2007, an aggregate of $76 million was outstanding under CSFTs yet to be paid by the Company’s clients. The Company believes it is in compliance with performance obligations under all service contracts for which there is a related CSFT and the ultimate liability, if any, incurred in connection with such financings will not have a material adverse affect on its consolidated results of operations or financial position.

In the normal course of business, the Company may provide certain clients, principally governmental entities, with financial performance guarantees, which are generally backed by standby letters of credit or surety bonds. In general, the Company would only be liable for the amounts of these guarantees in the event that nonperformance by the Company permits termination of the related contract by the Company’s client, which the Company believes is remote. At December 31, 2007, the Company had $568 million outstanding standby letters of credit and surety bonds relating to these performance guarantees. The Company believes it is in compliance with its performance obligations under all service contracts for which there is a financial performance guarantee, and the ultimate liability, if any, incurred in connection with these guarantees will not have a material adverse affect on its consolidated results of operations or financial position. In addition, the Company had $8 million of other financial guarantees outstanding at December 31, 2007 relating to indebtedness of others.

The Company has received tax assessments from various taxing authorities and is currently at varying stages of appeals regarding these matters. The Company has provided for the amounts it believes will ultimately result from those proceedings. In January 2008, the Company reached a final agreement with the Appeals Office of the Internal Revenue Service for all outstanding issues for the period 1999-2002 consistent with the Company’s tax reserves as of December 31, 2007.

Pending Litigation and Proceedings

On December 19, 2003, Sky Subscribers Services Limited (“SSSL”) and British Sky Broadcasting Limited (“BSkyB”), a former client of the Company, served a draft pleading seeking redress for the Company’s alleged failure to perform pursuant to a contract between the parties. Under applicable legal procedures, the Company responded to the allegations. Despite the response, on August 17, 2004, SSSL and BSkyB issued and served upon the Company a pleading alleging the following damages, each presented as an alternative cause of action: (1) pre-contract deceit in 2000 in the amount of £320 million (approximately $635 million); (2) pre-contract negligent misrepresentation in 2000 in the amount of £127 million (approximately $250 million); (3) deceit inducing the Letter of Agreement in July 2001 in the amount of £261 million (approximately $520 million); (4) negligent misrepresentation inducing the Letter of Agreement in July 2001 in the amount of £116 million (approximately $230 million); and (5) breach of contract from 2000 through 2002 in the amount of £101 million (approximately $200 million). On November 12, 2004, the Company filed its defense and counterclaim denying the claims and seeking damages in the amount of £4.7 million (approximately $9.3 million). On December 21, 2005, SSSL and BSkyB filed a Re-Amended Particulars of Claim alleging the following damages, still as alternative causes of action: (1) pre-contract deceit in the amount of £480 million (approximately $955 million); (2) pre-contract negligent misrepresentation and negligent misstatement in the amount of £480 million (approximately $955 million); (3) deceit inducing the Letter of Agreement and negligent misrepresentation inducing the Letter of Agreement of £415 million (approximately $825 million); and (4) breach of contract in the amount of £179 million (approximately $355 million). The principal stated reason for the increases in amount of damages was that the claimants had taken the opportunity to re-assess their alleged lost profits and increased costs to deliver the project in light of the extended timetable they then required to complete delivery of the project that was the subject of the contract. Claimants said then that they would further re-assess these alleged losses prior to trial. In April 2007, the claimants served on EDS in draft further amendments to the Particulars of Claim, and the Court conditionally granted claimants request to amend. The claimants have increased the damages claim still further, as follows: (1) pre-contract deceit, negligent misrepresentation and negligent misstatement in the sum of £711.4 million (approximately $1.4 billion); (2) deceit, negligent misrepresentation and negligent misstatement inducing the Letter of Agreement in the sum of £582.9 million (approximately $1.2 billion); and (3) breach of contract in the amount of £160.3 million (approximately $320 million). These heads of claim are still pleaded in the alternative. The principal stated reason for the increases in the amount of damages is that the claimants say they have re-assessed their alleged losses in the light of expert witness evidence. Weeks later, and immediately prior to a hearing on May 25, 2007, the claimants made further revisions to the quantum of their damages claims, as follows: (1) pre-contract deceit, negligent misrepresentation and negligent misstatement in the sum of £709.3 million (approximately $1.4 billion); (2) deceit, negligent misrepresentation and negligent misstatement inducing the Letter of Agreement in the sum of £523 million (approximately $1.0 billion); and (3) breach of contract remained unchanged in the amount of £160.3 million (approximately $320 million). These heads of claim are still pleaded in the alternative. The stated reason for the revisions of the damages claims in (1) and (2) above is that the claimants made arithmetical errors in the preceding amendments a few weeks earlier. A hearing was held on May 25, 2007 at which the court granted claimants leave to amend their pleaded case. BSkyB has since made further amendments to points of detail in the particulars of claim, however the pleaded quantum of the claim remains unchanged. The dispute surrounds a contract the Company entered into with BSkyB in November 2000, which was terminated by the Company in January 2003 for BSkyB’s failure to pay its invoices. The contract had an initial total contract value of approximately £48 million which rose to just over £60 million during the term of the contract. The Company intends to defend against these allegations vigorously. The trial for this matter commenced in October 2007 and is scheduled to continue until the end of May 2008. Although there can be no assurance as to the outcome of this matter, the Company does not believe it will have a material adverse impact on its consolidated results or financial position.

There are other various claims and pending actions against the Company arising in the ordinary course of its business. Certain of these actions seek damages in significant amounts. The amount of the Company’s liability for such claims and pending actions at December 31, 2007 was not determinable. However, in the opinion of management, the ultimate liability, if any, resulting from such claims and pending actions will not have a material adverse affect on the Company’s consolidated results of operations or financial position.

NOTE 16:  ACQUISITIONS

On November 30, 2007, the Company acquired a controlling interest (approximately 93%) in Saber Government Solutions, a provider of software products and services to U.S. state and local governments. The cash purchase price of the interest acquired, net of cash acquired, was approximately $423 million. The consolidated statements of income include the results of the acquired business since the date of acquisition. The preliminary purchase price allocation is as follows: accounts receivable – $16 million; property and equipment – $3 million; deferred contract costs – $20 million; goodwill and other intangibles – $463 million; deferred income taxes – $34 million; accounts payable and accrued liabilities – $18 million; deferred revenue – $22 million and long-term debt – $5 million. In connection with the acquisition, the Company recorded a pre-tax charge of $6 million related to the write-off of acquired in-process research and development (see Note 19). The preliminary purchase price allocation may change upon completion of the valuations of acquired assets and assumed liabilities of the business. Factors contributing to a purchase price that resulted in recognition of goodwill included the domestic and international growth potential in the state and local areas of voter registration, election management, public retirement programs, human services, public health services, motor vehicle registration and unemployment insurance, and an effective, assembled management team with an ability to successfully deploy software and services in such areas. Commencing November 30, 2010, and continuing annually thereafter, (i) the Company may require Saber’s minority shareholders to sell their minority interest to the Company, and (ii) if the Company has not exercised its right to acquire such minority interest, Saber’s minority shareholders may require the Company to purchase their minority interest, at a price based on fair value; provided that the minority interest will be acquired by the Company prior to November 30, 2010 upon the occurrence of certain events. Had the Company completed the acquisition as of the earliest date presented, results of operations on a pro forma basis would not have been materially different from actual results.

On June 26, 2007, the Company acquired RelQ Software Private Limited, a software testing company based in Bangalore, India. The cash purchase price of RelQ, net of cash acquired, was approximately $37 million. The acquisition of RelQ enhances the Company’s global applications testing, validation and verification, and quality assurance services. The consolidated statements of income include the results of the acquired business since the date of acquisition. The preliminary purchase price allocation is as follows: accounts receivable – $9 million; prepaids and other current assets – $1 million; property and equipment – $2 million; goodwill – $23 million; other intangibles – $9 million; and other liabilities – $7 million. The preliminary purchase price allocation may change upon completion of the valuations of acquired assets and assumed liabilities of the business. Factors contributing to a purchase price that resulted in recognition of goodwill included projections of the operating results of the acquired business and the ability to accelerate the Company’s growth in the applications services market. Had the Company completed the acquisition as of the earliest date presented, results of operations on a pro forma basis would not have been materially different from actual results.

On June 20, 2006, the Company acquired a controlling interest (approximately 51%) in MphasiS Limited, an applications and business process outsourcing services company based in Bangalore, India. The cash purchase price of the controlling interest, net of cash acquired, was $352 million. The acquisition of MphasiS enhances the Company’s capabilities in priority growth areas of applications development and business process outsourcing services. The consolidated statements of income include the results of the acquired business since the date of acquisition. The purchase price allocation is as follows: accounts receivable – $45 million; other current assets – $14 million; property and equipment – $27 million; goodwill – $352 million; other intangibles – $47 million; current liabilities – $34 million; deferred tax liabilities – $29 million and minority interest – $70 million. Factors contributing to a purchase price that resulted in recognition of goodwill included the Company’s and MphasiS management’s projections of operating results of the acquired business, and the ability to accelerate the Company’s growth in the applications and business process outsourcing services markets. Had the Company completed the acquisition as of the earliest date presented, results of operations on a pro forma basis would not have been materially different from actual historical results. In July 2007, the Company completed the merger of its wholly owned Indian subsidiary into MphasiS which increased the Company’s ownership interest in MphasiS to approximately 61%, resulting in an increase in goodwill and other intangibles of approximately $10 million, minority interest of approximately $8 million, and a decrease in deferred income taxes of $2 million.

On May 19, 2005, the Company purchased the outstanding minority interest in its Australian subsidiary for a cash purchase price of approximately $135 million. The transaction was accounted for as an acquisition by the Company, and the excess carrying value of the minority interest liability over the purchase price paid was allocated as a reduction to property and equipment – $(19) million; deferred contract costs – $(2) million; and other intangible assets – $(3) million.

On March 1, 2005, the Company and Towers Perrin entered into a joint venture whereby Towers Perrin contributed cash and its pension, health and welfare administration services business and the Company contributed cash and its payroll and related human resources (“HR”) outsourcing business to a new company, known as ExcellerateHRO LLP. Upon closing of the transaction, Towers Perrin received $417 million in cash and a 15% minority interest, representing total consideration paid by the Company to Towers Perrin, and the Company received an 85% interest in the new company. The acquisition enabled the Company to offer a comprehensive set of HR outsourcing solutions across the core areas of benefits, payroll, compensation management, workforce administration and relocation, recruitment and staffing, and workforce development. The consolidated statements of income include the results of the acquired business since the date of acquisition. The transaction was accounted for as an acquisition by the Company with the purchase price being allocated as follows: property and equipment – $19 million; other intangibles – $41 million; goodwill – $423 million; other assets – $5 million; accrued expenses – $4 million; and minority interest – $67 million. Factors contributing to a purchase price that resulted in recognition of goodwill included the Company’s and its advisors’ projections of operating results of the new company, the ability to accelerate the Company’s growth in the HR outsourcing market and the competitive differentiation offered by the relationship with Towers Perrin. Towers Perrin may require the Company to purchase its minority interest in the joint venture at any time after March 1, 2010, or prior to that date upon the occurrence of certain events (including the breach by the Company of certain transaction related agreements, the failure of the joint venture to achieve certain financial results or certain events related to the Company), at a price based on the fair market value of such interest, with a minimum purchase price based on the joint venture’s annual revenue. In addition, the Company may require Towers Perrin to sell its minority interest in the joint venture to the Company at any time after March 1, 2012, or prior to that date upon the occurrence of certain events (including the breach by Towers Perrin of certain transaction related agreements or certain events related to Towers Perrin), at a price based on the fair market value of such interest, with a minimum purchase price based on the joint venture’s annual revenue. Had the Company completed the acquisition as of the earliest date presented, results of operations on a pro forma basis would not have been materially different from actual historical results.

NOTE 17:  DISCONTINUED OPERATIONS

Loss from discontinued operations includes the results of the Company’s A.T. Kearney subsidiary which was sold in January 2006 and the maintenance, repair and operations (MRO) management services business which was sold in March 2007. Loss from discontinued operations also includes various adjustments to gains and losses associated with sales of certain businesses classified as discontinued operations in prior years. Proceeds from the sale of A.T. Kearney included a 10-year promissory note from the buyer valued at $52 million. The Company received a $52 million payment from the buyer in 2007 to satisfy this note. Under the terms of the MRO sale agreement and related customer contract amendments, the Company retained accounts receivable and certain other assets of the business but transferred the tangible assets related to the MRO business to the buyer. The Company provided the buyer and a major customer with certain services during a transition period which extended until the end of 2007. The Company will have no continuing involvement in operations of the MRO management services business beyond the transition period. The MRO business was previously included in the Company’s A.T. Kearney segment. No interest expense has been allocated to discontinued operations for any of the periods presented.

Following is a summary of loss from discontinued operations for the years ended December 31, 2007, 2006 and 2005 (in millions):

	2007	2006	2005
Revenues	$1	$69	$780
Costs and expenses	21	123	846
Operating loss	(20)	(54)	(66)
Other income (expense)	—	—	2
Net loss	(2)	(1)	(110)
Loss from discontinued operations before income taxes	(22)	(55)	(174)
Income tax benefit	9	26	38
Loss from discontinued operations, net of income taxes	$(13)	$(29)	$(136)

A.T. Kearney’s results for the year ended December 31, 2005 include a pre-tax impairment charge of $118 million to write-down the carrying value of its long-lived assets, including tradename intangible, to estimated fair value less cost to sell. The impairment charge is partially offset by the recognition of $8 million previously unrecognized tax assets that were expected to be realized as a result of the sale.

NOTE 18:  SUPPLEMENTARY FINANCIAL INFORMATION

Following is supplemental financial information for the years ended December 31, 2007, 2006 and 2005 (in millions):

	2007	2006	2005
Property and equipment depreciation (including capital leases)	$784	$761	$831
Intangible asset and other amortization	462	401	378
Deferred cost amortization and charges	195	175	175
Cash paid for:
Income taxes, net of refunds	136	442	378
Interest	230	235	232

The Company acquired $398 million, $185 million and $160 million of equipment and facilities utilizing capital leases in 2007, 2006 and 2005, respectively.

NOTE 19:  OTHER OPERATING (INCOME) EXPENSE

Following is a summary of other operating (income) expense for the years ended December 31, 2007, 2006 and 2005 (in millions):

	2007	2006	2005
Restructuring costs, net of reversals	$(4)	$(7)	$68
Early retirement offer	154	—	—
Acquired in-process R&D	6	—	—
Pre-tax loss (gain) on disposal of businesses:
Global Field Services	—	23	—
European wireless clearing	—	—	(93)
U.S. wireless clearing	—	(1)	—
Other	—	—	(1)
Total	$156	$15	$(26)

During 2007, the Company announced an early retirement offer (“ERO”) for approximately 12,000 U.S. employees. Approximately 2,400 employees accepted the offer which provided enhanced retirement benefits payable through normal payment options under the EDS Retirement Plan. In connection with the ERO, the Company incurred incremental expense of approximately $154 million, substantially all of which is attributable to enhanced benefits under the EDS Retirement Plan. Because substantially all of the ERO cash expenditures will be funded from the EDS Retirement Plan assets, the Company does not expect the ERO to result in any material cash expenditures based on the current funded status of that plan.

During 2006, the Company sold its Global Field Services (“GFS”) business in Europe which resulted in a pre-tax loss of $23 million. During 2005, the Company sold its European wireless clearing business which resulted in a pre-tax gain of $93 million. In connection with the sale, the Company recognized a $32 million valuation allowance related to deferred tax assets in certain European countries that may no longer be recoverable as a result of the sale. Net assets of the business included goodwill of $45 million. The net results of GFS and the European wireless clearing business are not included in discontinued operations due to the Company’s level of continuing involvement with the businesses.

NOTE 20:  QUARTERLY FINANCIAL DATA (UNAUDITED)

(in millions, except per share amounts)

	Year Ended December 31, 2007
	First Quarter(1)(3)	Second Quarter(1)	Third Quarter(1)(3)	Fourth Quarter(1)(2)	Year(1)(2)(3)
Revenues	$5,224	$5,449	$5,629	$5,832	$22,134
Gross profit from operations	701	719	838	940	3,198
Other operating (income) expense	—	(1)	—	157	156
Income from continuing operations	165	144	225	195	729
Loss from discontinued operations	(1)	(6)	—	(6)	(13)
Net income	164	138	225	189	716

Basic earnings per share of common stock:
Income from continuing operations	$0.32	$0.28	$0.44	$0.38	$1.42
Net income	0.32	0.27	0.44	0.37	1.40
Diluted earnings per share of common stock:
Income from continuing operations	$0.31	$0.27	$0.42	$0.37	$1.37
Net income	0.31	0.26	0.42	0.36	1.35
Cash dividends per share of common stock	0.05	0.05	0.05	0.05	0.20

	Year Ended December 31, 2006
	First Quarter	Second Quarter	Third Quarter(1)	Fourth Quarter(1)	Year
Revenues	$5,078	$5,194	$5,292	$5,704	$21,268
Gross profit from operations	527	627	667	868	2,689
Other operating (income) expense	(1)	(4)	(1)	21	15
Income from continuing operations	33	109	130	227	499
Loss from discontinued operations	(9)	(5)	(5)	(10)	(29)
Net income	24	104	125	217	470

Basic earnings per share of common stock:
Income from continuing operations	$0.06	$0.21	$0.25	$0.44	$0.96
Net income	0.05	0.20	0.24	0.42	0.91
Diluted earnings per share of common stock:
Income from continuing operations	$0.06	$0.21	$0.25	$0.42	$0.94
Net income	0.05	0.20	0.24	0.40	0.89
Cash dividends per share of common stock	0.05	0.05	0.05	0.05	0.20

(1)       The Company has contingently convertible debt that is excluded from the computation of diluted earnings per share when the result is antidilutive. If the result is dilutive, income from continuing operations, net income and weighted-average shares outstanding are adjusted as if conversion took place on the first day of the reporting period. The effect of this debt was dilutive in the third and fourth quarters of 2006, and in each quarter and for the year ended December 31, 2007.

(2)       The Company incurred incremental net periodic pension costs of approximately $154 million ($95 million net of tax) in the fourth quarter of 2007 related to an early retirement offer.

(3)       The Company recognized revenues of $100 million in the first quarter of 2007 and $125 million in the third quarter of 2007 related to the termination of its services contract with Verizon.